Exhibit 99(k)(8)
AMENDED AND RESTATED PURCHASE AGREEMENT
     THIS AMENDED AND RESTATED PURCHASE AGREEMENT (the “Agreement”) is entered into as of the 30th day of March 2009 between The Cushing MLP Total Return Fund, a statutory trust organized and existing under the laws of Delaware (the “Fund”), and Telemus Investment Management LLC (the “Buyer”).
INTRODUCTION
          In consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT
1. Purchase and Sale.
     1.1 Purchase and Sale. At the Closing, as defined in Section 1.2 below, the Buyer shall purchase from the Fund, and the Fund shall sell to the Buyer, 250,000 common shares of beneficial interest, par value $0.001, representing undivided beneficial interests in the Fund (the “Shares”) at a price per Share of $4.50 for an aggregate purchase price of $1,125,000.00 (the “Purchase Price”).
     1.2 Closing. The settlement date of the purchase and sale of the Shares hereunder (the “Closing”) shall be held on March 31, 2009, or at such other time upon which the parties shall agree (the “Closing Date”). The Closing shall be effective upon the receipt by the parties of the agreements, documents, instruments and consideration described in Section 1.3.
     1.3 Deliveries at Closing. At the Closing, (a) the Buyer shall deliver to the Fund the Purchase Price by wire of immediately available funds to an account at a U.S. Bank in accordance with wire instructions provided by the Fund prior to the Closing; and (b) the Fund shall deliver to Buyers receipt for the Purchase Price and deliver the Shares, which trade on the New York Stock Exchange (the “NYSE”) under the symbol “SRV”, via DTC to: National Financial Services at DTC number 0226.
2. Representations and Warranties.
     2.1 Buyers’ Representations and Warranties. The Buyer represents and warrants to the Fund:
          2.1.1 Authority; Enforceability. The Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by such Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of such Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors’ rights generally and (ii) general equitable principles.
          2.1.2 Restrictions. The Buyer is purchasing the Shares for investment purposes only and does not intend to immediately re-sell the Shares, other than allocating all or a portion of the Shares to client accounts managed by the Buyer as a registered investment adviser or pursuant to trades made on the NYSE after the settlement date of the purchase by the Buyer of the Shares.
     2.2 Fund’s Representations and Warranties. The Fund represents and warrants to Buyers as follows:
          2.2.1 Authority; Enforceability. The Fund has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Fund of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary actions on the part of the Fund. This Agreement has been duly executed and delivered by the Fund and constitutes a valid and binding obligation of the Fund enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, or other similar laws relating to enforcement of creditors’ rights generally and (ii) general equitable principles.
3. Survival of Representations and Warranties. All representations, warranties, agreements and covenants contained in this Agreement shall survive the Closing.
4. Miscellaneous.
     4.1 Entire Agreement. This Agreement represents the entire agreement among the parties with respect to the transactions contemplated herein and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may be amended only by an instrument that is executed and authorized by each party affected by such amendment.
     4.2 Expenses. Without limiting Section 4.6, each Buyer and Fund will each pay its own respective expenses, including attorneys’ fees, in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated by this Agreement.
     4.3 Successors and Assigns. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of each other party, except that the Shares may be transferred by the Buyer without the consent of the Fund.
     4.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to the choice of law principles thereof.

     4.5 Nonwaiver. The failure of any party to insist upon strict adherence to any one or more of the covenants and restrictions in this Agreement, on one or more occasion, shall not be construed as a waiver, nor deprive such party of the right to require strict compliance thereafter with the same. All waivers must be in writing and signed by the waiving party.
     4.6 Attorneys’ Fees and Expenses. In any suit or action brought to enforce this Agreement, or to obtain an adjudication, declaratory or otherwise, of rights hereunder, the losing party shall pay to the prevailing party reasonable attorneys’ fees and all other costs and expenses that may be incurred by the prevailing party in such action. The foregoing shall be in addition to, and shall not limit, any other rights that the non-breaching party may have against the breaching party at law or in equity.
     4.7 Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular U.S. mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:
If to the Fund:
The Cushing MLP Total Return Fund
3300 Oak Lawn Avenue
Dallas, TX 75219
Attn: Michael S. Minces
Facsimile: (214) 219-2353
If to Buyers:
Telemus Investment Management LLC
Two Towne Square, Suite 800
Southfield, MI 48076
Attn: Dawn Plas
Facsimile: (248) 827-1808
E-mail: dawn.plas@telemuscapital.com
Each party shall provide notice to the other of any changes in address.
     4.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

     4.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     4.10 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision. The construction of this Agreement shall not be affected by which party drafted this Agreement.
     4.11 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
     4.12 Further Assurances. In connection with this Agreement and the transactions contemplated herein, the parties to this Agreement shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first mentioned above.

THE CUSHING MLP TOTAL RETURN FUND
By:	/s/ Mark Fordyce
	Name:	Mark Fordyce
	Title:	CFO

TELEMUS INVESTMENT MANAGEMENT LLC
By:	/s/ Steven Greenwald
	Name:	Steven Greenwald
	Title:	President
Aggregate purchase price: $1,125,000.00